Exhibit 99.1

Cadence Bancorporation reports

THIRD QUARTER 2019 FINANCIAL RESULTS

HOUSTON (October 23, 2019) – Cadence Bancorporation (NYSE:CADE) (“Cadence”) today announced net income for the quarter ended September 30, 2019 of $44.0 million, or $0.34 per diluted common share (“per share”), compared to $47.1 million or $0.56 per share for the quarter ended September 30, 2018, and $48.3 million or $0.37 per share for the quarter ended June 30, 2019. Annualized returns on average assets and tangible common equity for the third quarter of 2019 were 0.99% and 10.43%, respectively, compared to 1.61% and 17.50%, respectively, for the third quarter of 2018 and 1.10% and 12.23%, respectively, for the second quarter of 2019.

“We have a great franchise in attractive markets with experienced bankers and a solid strategy.  Pre-tax, pre-loan provision net earnings were up meaningfully on a linked quarter basis.  However, for the second quarter in a row, we incurred elevated charge-offs and higher provisions, primarily driven by a small number of existing nonperforming credits that experienced further deterioration.  More broadly, the underlying fundamentals for our borrowers and our business remain strong, and we remain confident in our strategy and ability to generate sustainable attractive long-term returns,” stated Paul B. Murphy, Jr., Chairman and Chief Executive Officer of Cadence Bancorporation.

Adjusted Performance Metrics (1):

•

Adjusted net income(1), excluding non-routine income and expenses(2), was $44.2 million for the third quarter of 2019, a decrease of $5.1 million or 10.4% compared to the third quarter of 2018 and a decrease of $7.3 million or 14.2% compared to the second quarter of 2019, primarily due to the higher provision for credit losses in the current quarter.

•

Adjusted pre-tax pre-provision net earnings(1) increased in the third quarter of 2019 to $100.8 million, an increase of $37.7 million or 59.9% compared to the third quarter of 2018 and an increase of $4.7 million, or 4.9% compared to the second quarter of 2019.

•	Adjusted EPS(1) for the third quarter of 2019 of $0.34 decreased from the prior year quarter of $0.58 and from the linked quarter of $0.40.
•

Adjusted annualized returns on average assets(1) and adjusted tangible common equity(1) for the third quarter of 2019 were 0.99% and 10.47%, respectively, compared to 1.69% and 18.30%, respectively, for the third quarter of 2018 and 1.17% and 12.96%, respectively, for the second quarter of 2019.

Highlights:

Cadence’s fundamental operating performance during the third quarter of 2019 continued to reflect the strengths of the business model, partially offset by the elevated credit costs in the current quarter.  Third quarter of 2019 compared to the linked 2019 quarter:

•	Adjusted pre-tax pre-loan provision net earnings(1) were $100.8 million, an increase of $4.7 million or 4.9%.
•	Core deposits were $14.3 billion, reflecting a meaningful increase of $657.6 million or 4.8%, including an increase in non-interest bearing deposits of $306.2 million, or 9.3%.
•	Total loans were $13.6 billion, a slight increase of $9.1 million or 0.1%.
•	Net interest margin (“NIM”) was 3.94%, a decline of 3 basis points or 0.8%.
•	Total costs of funds of 1.41% and total cost of deposits of 1.32%, declines of 9 and 7 basis points, respectively.
•	Adjusted noninterest expenses(1) of $93.3 million declined $2.7 million or 2.8%.
•	Adjusted efficiency ratio(1) also improved 190 basis points to 48.1%.
•	Provision for credit losses of $43.8 million, an increase of $14.8 million.
•	Net charge-offs of $31.3 million, an increase of $12.7 million.

Balance Sheet:

Total assets increased to $17.9 billion as of September 30, 2019, an increase of $6.1 billion or 51.8%, from September 30, 2018, and an increase of $351.9 million or 2.0%, from June 30, 2019.  The year-over-year increases throughout this release are impacted by the acquisition of State Bank which added $4.8 billion in total assets on January 1, 2019.

Loans. Period-end loan balances for the third quarter of 2019 reflected moderated organic growth, offset by net paydowns in the General C&I, Restaurant and Healthcare portfolios.

Loans at September 30, 2019 totaled $13.6 billion as compared to $9.4 billion and $13.6 billion at September 30, 2018 and June 30, 2019, respectively. Loans increased $875.3 million or 9.3% since September 30, 2018, excluding the impact of the loans acquired from State Bank, and increased $9.1 million or 0.1% from June 30, 2019.  On a year-to-date basis, loans grew $265.2 million or 2.6%, excluding the State Bank loans, as compared to 14.4% year-to-date for 2018, with    the 2019 growth reflecting management’s efforts to moderate loan growth combined with higher payoff activity compared to 2018.

Securities. Investment securities for the third quarter of 2019 increased $20.5 million to $1.7 billion, comprising 9.6% of total assets at September 30, 2019 as compared to $1.2 billion, or 10.3% of total assets at September 30, 2018 and $1.7 billion, or 9.6% of total assets at June 30, 2019.

Funding. Our funding activities reflected continued strong performance this quarter, with meaningful core deposit growth, improved deposit mix, and further decline in period-end brokered deposits and wholesale funds.

Deposits at September 30, 2019 totaled $14.8 billion as compared to $9.6 billion and $14.5 billion at September 30, 2018 and June 30, 2019, respectively. Excluding the impact of deposits assumed from State Bank, deposits increased by $1.1 billion or 11.9% from September 30, 2018. The year-over-year deposit increase was driven by growth in core customer deposits (total deposits excluding brokered deposits) of $1.3 billion or 15.3% from September 30, 2018. The linked quarter change included an increase of $657.6 million, or 4.8% in core    deposits, while brokered deposits declined by $355.7 million to $512.3 million or 3.5% of total deposits at September 30, 2019.

Total borrowings were $371.9 million at September 30, 2019, down from $662.7 million at September 30, 2018 and $376.2 million at June 30, 2019.  The year-over-year decline was largely due to lower FHLB borrowings as a result of increased core deposits, as well as a decline of approximately $50 million in long-term debt in the second quarter of 2019.

Shareholders’ equity reflected a 2.1% growth during the third quarter of 2019 driven by increases in the value of our interest rate collar based on lower interest rate expectations, as well as net earnings for the quarter.  Shareholders’ equity was $2.5 billion at September 30, 2019, an increase of $1.1 billion from September 30, 2018, and an increase of $49.9 million from June 30, 2019.

•

Tangible common shareholders’ equity(1) was $1.9 billion at September 30, 2019, an increase of $778.6 million from September 30, 2018, and an increase of $48.0 million from June 30, 2019.  The year-over-year increase resulted primarily from common stock issued of $826.1 million related to the merger with State Bank Financial Corporation. The linked quarter increase resulted from net income of $44.0 million and an increase of $37.3 million in other comprehensive income due to increased fair values of derivatives and securities. These items were partially offset by dividends of $22.4 million and an increase of $10.1 million in treasury stock.

•	Tangible book value per share(1) was $14.66 as of September 30, 2019, an increase of $1.51 from $13.15 as of September 30, 2018, and an increase of $0.45 from $14.21 as of June 30, 2019.
•	Total outstanding shares at September 30, 2019 were 128.2 million. Cadence repurchased $10.3 million of treasury stock at an average price per share of $15.51 during the quarter.
•	Total shareholders’ equity to total assets and tangible equity to tangible assets were 13.9% and 10.9%, respectively, at September 30, 2019.

Asset Quality:

Credit quality.  Credit costs were elevated during the third quarter of 2019 as we experienced deterioration in certain credits resulting in increased charge-offs and loan provisions.

•

Net charge-offs were $31.3 million or 0.91% of average loans compared to $3.1 million or 0.13% and $18.6 million or 0.54% for the quarters ended September 30, 2018 and June 30, 2019, respectively. On a year-to-date basis, 2019 charge offs are 0.49% of average loans as compared to 0.06% for the full year 2018 and 0.40% for the trailing four quarters.  The current quarter charge-offs included $15.0 million related to one General C&I non-SNC credit that also incurred a $5.0 million charge-off in the second quarter of 2019, representing 48% of the third quarter 2019 net charge-offs and 40% of the YTD 2019 net charge-offs. This credit was made to a company that experienced negative results caused by an expansion strategy that failed. The company quickly ran out of liquidity and entered into a costly restructuring process that ultimately ended with a highly distressed sale. The sale of the company was completed in October with no further provision for loan losses.  In addition to this one sizable charge-off, the third quarter also included charge-offs on a $3.0 million non-SNC C&I credit, a $5.3 million Energy SNC, and a $4.4 million Restaurant SNC.  All of these credits were previously identified as nonperforming, and are in the late stages of resolution.

•

Provision for credit losses for the third quarter of 2019 was $43.8 million driven by higher charge-offs and specific reserves, as well as credit migration of certain credits primarily in the General C&I and Restaurant portfolios.  Specifically, 51% of the quarter’s provisioning related to loans incurring a charge-off this quarter.     In light of these specific loans with partial charge-offs being in the late stages of the resolution process, we do not anticipate any incremental provision for loan losses associated with these credits.

•

The allowance for credit losses (“ACL”) increased to $127.8 million or 0.94% of total loans as of September 30, 2019, as compared to $86.2 million or 0.91% of total loans as of September 30, 2018, and $115.3 million or 0.85% of total loans as of June 30, 2019.

•	The ACL to total nonperforming loans was 118.2% as of September 30, 2019, as compared to 182.5% as of September 30, 2018, and 106.1% as of June 30, 2019.
•	Loans 30-89 days past due were 0.15% of total loans at September 30, 2019, compared to 0.10% at September 30, 2018 and 0.15% at June 30, 2019.
•

Nonperforming loans (“NPLs”) as a percent of total loans were 0.79% at September 30, 2019, compared to 0.50% at September 30, 2018 and 0.80% at June 30, 2019.  NPLs totaled $108.1 million, $47.2 million and $108.7 million as of September 30, 2019, September 30, 2018 and June 30, 2019, respectively.

•

Total criticized loans (see Table 6) at September 30, 2019 were $571.9 million or 4.19% as a percent of total loans as compared to $275.7 million or 2.92% at September 30, 2018 and $408.5 million or 3.00% at June 30, 2019.  The linked quarter increases included migration of certain credits in General C&I and Energy.

Total Revenue:

This quarter’s total operating revenue reflected stable underlying revenue driven by flat earning assets that, as compared to the linked quarter, was positively impacted by lower funding costs and hedge income.

Total operating revenue(1) for the third quarter of 2019 was $194.8 million, up 59.6% from the same period in 2018 and up 1.2% from the linked quarter. On a year-to-date basis, operating revenue for 2019 was $587.3 million, up 63.9% from the same period in 2018.   The year over year revenue increase reflects loan growth during the period as well as the impact of the State Bank acquisition.

Net interest income for the third quarter of 2019 was $160.2 million, an increase of $62.1 million or 63.3%, from the same period in 2018, and a decrease of $0.6 million or 0.4% from the second quarter of 2019.

•	Our fully tax-equivalent net interest margin (“NIM”) in the third quarter of 2019 was 3.94% as compared to 3.58% for the third quarter of 2018 and 3.97% for the second quarter of 2019.
•	On a year-to-date basis, the NIM for 2019 increased to 4.04% compared to 3.63% for 2018.

The year-over-year increase in NIM reflects the merger with State Bank and the related positive impact on our funding costs, loan yields and accretion income.  The third quarter 2019 NIM as compared to the linked quarter change was driven primarily by:

•	-12 bp NIM impact in total loan yields including:
o	-22 bp impact on our loan yields due to declining LIBOR and prime rates in the current quarter;
o	+12 bp impact on income from our hedge positions;
o	-6 bp impact of the sale of $130 million of acquired non-credit impaired loans late in the second quarter 2019; and
o	+4 bp impact from higher accretion income.
•	+ 9bp NIM impact from lower funding costs including:
o

+6 bp impact from lower deposit costs due to improved mix, including increased non-interest bearing deposits and lower brokered deposits, and targeted reductions of deposit rate costs in step with index rate cuts; and

o

+3 bp impact from lower borrowing costs due to a reduction in average FHLB borrowings and lower long-term debt levels due to the late second quarter senior debt refinancing that reduced debt levels approximately $50 million.

Average earning assets for the third quarter of 2019 were $16.2 billion, an increase of $5.3 billion from the prior year’s quarter from both organic and acquired growth, and a decline of $0.1 billion from the linked quarter due to overall flat loan growth.

Originated Loans and Hedge Income:

•	Average originated loans increased $146.2 million linked quarter, with year-over-year growth of $1.5 billion, reflecting moderated growth in 2019.
•

Yield on originated loans was 5.31% for the third quarter of 2019, as compared to 5.11% and 5.43% for the third quarter of 2018 and the second quarter of 2019, respectively.  The third quarter 2019 originated loan yield was negatively impacted by declines in LIBOR, however that impact on net interest income was partially offset by the positive impact of our hedges linked quarter in addition to the growth in average originated loans.

o

$4 billion notional LIBOR collar:  Hedge income (loss) for the collar for the third quarter of 2019 was $2.7 million as compared to ($1.7) million for the second quarter of 2019.  The collar income year-to-date for 2019 was $2.7 million.  The collar contract expires February 2024.

o

$650 million rate swaps:  Hedge income (loss) for the swaps for the third quarter of 2019 was ($1.2) million as compared to ($1.6) million for the third quarter of 2018 and ($1.5) million for the second quarter of 2019.  Swap income year-to-date for 2019 was ($4.2) million as compared to ($3.1) million for 2018. One swap contract for $300 million expires on December 31, 2019, with the remaining $350 million contracts expiring February 27, 2026.

•

Yield on the underlying originated loans (excluding hedge impact) was 5.25% for the third quarter of 2019, as compared to 5.18% and 5.56% for the third quarter of 2018 and second quarter of 2019, respectively.

•	Approximately 68% of the total loan portfolio is floating at September 30, 2019.

Acquired Loans:

•

Acquired loan average balances declined $348.8 million during the third quarter of 2019 due to the sale of approximately $130 million in ANCI loans near the end of the second quarter and routine payoff activity, with the increase year-over-year due to the State Bank acquisition.

•

Acquired loan yields during the third quarter of 2019 were impacted by the $130 million loan sale in second quarter yielding 8.9% on average, as well as various State Bank purchase accounting adjustments applied in the third quarter incorporating impact from January 1, 2019 (“Day 1”).

•

Year-to-date 2019 yields are 10.32% on the ACI portfolio, excluding recovery accretion, and 6.59% on the ANCI portfolio. We currently believe that the year-to-date yields of the acquired portfolios, excluding recovery accretion, materially represent those portfolio’s effective yields for the remainder of 2019, under current market conditions and payoff expectations.

Cost of Funds:

•

We experienced declines in funding costs this quarter with total cost of funds for the third quarter of 2019 of 1.41% compared to 1.33% for the third quarter of 2018 and 1.50% in the linked quarter.   Total cost of deposits for the third quarter of 2019 was 1.32% compared to 1.15% for the third quarter of 2018, and 1.39% for the linked quarter.

•

The decrease in costs during the linked quarter related primarily to declines in brokered deposit balances as a result of core deposit growth, a decrease in borrowing costs due to lower total borrowings resulting from the June subordinated debt issuance and senior debt repayment, and an increase in noninterest-bearing deposits to 23.8% of total deposits compared to 22.4% at June 30, 2019.

Noninterest income for the third quarter of 2019 was $34.6 million, an increase of $10.7 million or 44.5% from the same period of 2018, and an increase of $2.9 million or 9.2% over the linked quarter.

•

Total service fees and revenue for the third quarter of 2019 were $30.6 million, an increase of $10.2 million or 49.6% from the same period of 2018, and an increase of $2.8 million or 9.9% from the second quarter of 2019. The year-over-year increase in fees was due to across the board business growth and the merger.  The linked quarter results included business volume driven increases in investment advisory, service charges on deposits, credit-related fees, and SBA income, which were offset by modest declines in bankcard fees, trust services revenue, and other service fees.

•

Other noninterest income was $4.0 million and increased by $0.5 million from the third quarter of 2018 and by $0.2 million from the linked quarter. The year over year variance included an increase of $0.8 million in gains on sales of securities. The linked quarter increase primarily resulted from $1.3 million in increased earnings from limited partnerships plus the second quarter 2019 was reduced by the $2.0 million earnout receivable revaluation. These items were partially offset by a $1.5 million decline in gain on sale of loans related to the second quarter 2019 sale of $130 million of ANCI loans.

•	Noninterest income as a percent of total revenues was 17.8% for the third quarter of 2019 compared to 19.6% and 16.5% for the third quarter of 2018 and second quarter of 2019, respectively.

Noninterest expense for the third quarter of 2019 was $94.3 million, an increase of $33.1 million or 54.0% from $61.2 million for the same period in 2018, and a decrease of $6.2 million or 6.2% from $100.5 million for the second quarter of 2019.  The year over year increase was related to the State Bank acquisition.  The linked quarter decrease resulted from:

•	Decrease of $3.6 million in merger related costs;
•	Decrease of $1.5 million in personnel costs related to lower management incentive accruals;
•	Decrease of $1.3 million in FDIC insurance assessment related to credits received for assessments paid prior to reaching $10 billion in total assets; and
•	Decrease of $2.7 million in loan related expenses primarily associated with cost deferral on certain mortgage loans.

Adjusted noninterest expenses(1), which exclude the impact of non-routine items(2), were $93.3 million for the third quarter of 2019, up $34.2 million or 58.0% from $59.0 million for the third quarter of 2018 and down $2.7 million or 2.8% from $96.0 million for the second quarter of 2019. Non-routine expenses included merger related expenses of $1.0 million, $0.2 million and $4.6 million, for the third quarter of 2019, third quarter of 2018 and second quarter of 2019, respectively.

Our efficiency ratio(1) improvement for the third quarter of 2019 reflects increases in operating revenue combined with decreases in quarterly operating expenses. The third quarter of 2019 adjusted efficiency ratio(2) was 48.1% compared to 48.4% for the third quarter of 2018 and 50.0% for the second quarter of 2019.

(1)

Considered a non-GAAP financial measure.  See Table 10 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 10 for a detail of non-routine income and expenses.

Taxes:

The effective tax rate for the quarter ended September 30, 2019 was 22.5% compared to 23.3% for the quarter ended June 30, 2019, and 24.2% for the quarter ended September 30, 2018.  The full year 2019 effective tax rate is currently estimated as 22.9%.

Supplementary Financial Tables (Unaudited):

Supplementary financial tables (unaudited) are included in this release following the customary disclosure information.

Third Quarter 2019 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss third quarter 2019 results on Wednesday, October 23, 2019, at 7:30 a.m. CT / 8:30 a.m. ET. Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Presentations”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	3972074

For those unable to participate in the live presentation, a replay will be available through November 6, 2019.  To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10135639
End Date:	November 6, 2019

Webcast Access:

The call and corresponding presentation slides will be webcast live on the home page of the Company’s website: www.cadencebancorporation.com.

About Cadence Bancorporation

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $17.9 billion in assets as of September 30, 2019. Cadence operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, payroll and insurance services, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.

Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2018, and our Registration Statement on Form S-4 filed with the SEC on July 20, 2018, other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets we hold; the possibility that the anticipated benefits of the merger with State Bank are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Cadence and State Bank do business; the impact on our financial condition, results of operations, financial disclosures, and future business strategies related to the upcoming implementation of FASB Accounting Standards Update 2016-13, Financial Instruments – Credit Losses, commonly referred to as CECL. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”. “adjusted return on average assets”, “adjusted diluted earnings per share” and “pre-tax, pre-provision net earnings,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP).  We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 10).

###

Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Statement of Income Data:
Interest income	$213,149	$217,124	$222,185	$143,857	$131,753
Interest expense	52,962	56,337	52,896	40,711	33,653
Net interest income	160,187	160,787	169,289	103,146	98,100
Provision for credit losses	43,764	28,927	11,210	8,422	(1,365)
Net interest income after provision	116,423	131,860	158,079	94,724	99,465
Noninterest income - service fees and revenue	30,646	27,882	27,741	21,217	20,490
Noninterest income - other noninterest income	3,996	3,840	2,923	(210)	3,486
Noninterest expense	94,283	100,529	113,440	72,697	61,231
Income before income taxes	56,782	63,053	75,303	43,034	62,210
Income tax expense	12,796	14,707	17,102	10,709	15,074
Net income	$43,986	$48,346	$58,201	$32,325	$47,136
Weighted average common shares outstanding
Basic	128,457,491	128,791,933	130,485,521	83,375,485	83,625,000
Diluted	128,515,274	129,035,553	130,549,319	83,375,485	84,660,256
Earnings per share
Basic	$0.34	$0.37	$0.44	$0.39	$0.56
Diluted	0.34	0.37	0.44	0.39	0.56
Period-End Balance Sheet Data:
Investment securities	$1,705,325	$1,684,847	$1,754,839	$1,187,252	$1,206,387
Total loans, net of unearned income	13,637,042	13,627,934	13,624,954	10,053,923	9,443,819
Allowance for credit losses	127,773	115,345	105,038	94,378	86,151
Total assets	17,855,946	17,504,005	17,452,911	12,730,285	11,759,837
Total deposits	14,789,712	14,487,821	14,199,223	10,708,689	9,558,276
Noninterest-bearing deposits	3,602,861	3,296,652	3,210,321	2,454,016	2,094,856
Interest-bearing deposits	11,186,851	11,191,169	10,988,902	8,254,673	7,463,420
Borrowings and subordinated debentures	371,892	376,240	717,278	471,770	662,658
Total shareholders’ equity	2,475,944	2,426,072	2,302,823	1,438,274	1,414,826
Average Balance Sheet Data:
Investment securities	$1,650,902	$1,716,550	$1,748,714	$1,187,947	$1,141,704
Total loans, net of unearned income	13,719,286	13,921,873	13,798,386	9,890,419	9,265,754
Allowance for credit losses	119,873	106,656	97,065	87,996	92,783
Total assets	17,621,163	17,653,511	17,634,267	12,249,819	11,585,969
Total deposits	14,539,419	14,645,109	14,579,771	10,038,180	9,489,268
Noninterest-bearing deposits	3,456,807	3,281,383	3,334,399	2,210,793	2,153,097
Interest-bearing deposits	11,082,613	11,363,727	11,245,372	7,827,387	7,336,171
Borrowings and subordinated debentures	381,257	441,619	554,281	652,813	567,864
Total shareholders’ equity	2,447,189	2,331,855	2,241,652	1,412,643	1,395,061

Table 1 (Continued) - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Per Share Data:
Book value	$19.32	$18.84	$17.88	$17.43	$16.92
Tangible book value (1)	14.66	14.21	13.23	13.62	13.15
Cash dividends declared	0.175	0.175	0.175	0.150	0.150
Dividend payout ratio	51.47%	47.30%	39.77%	38.46%	26.79%
Performance Ratios:
Return on average common equity (2)	7.13%	8.32%	10.53%	9.08%	13.40%
Return on average tangible common equity (1) (2)	10.43	12.23	15.54	11.85	17.50
Return on average assets (2)	0.99	1.10	1.34	1.05	1.61
Net interest margin (2)	3.94	3.97	4.21	3.55	3.58
Efficiency ratio (1)	48.39	52.22	56.73	58.55	50.16
Adjusted efficiency ratio (1)	48.07	49.97	45.73	48.99	48.36
Asset Quality Ratios:
Total nonperforming assets ("NPAs") to total loans and OREO and other NPAs	0.84%	0.85%	0.63%	0.82%	0.66%
Total nonperforming loans to total loans	0.79	0.80	0.57	0.74	0.50
Total ACL to total loans	0.94	0.85	0.77	0.94	0.91
ACL to total nonperforming loans ("NPLs")	118.17	106.08	135.01	127.12	182.52
Net charge-offs to average loans (2)	0.91	0.54	0.02	0.01	0.13
Capital Ratios:
Total shareholders’ equity to assets	13.9%	13.9%	13.2%	11.3%	12.0%
Tangible common equity to tangible assets (1)	10.9	10.8	10.1	9.1	9.6
Common equity tier 1 (3)	11.0	10.9	10.4	9.8	10.4
Tier 1 leverage capital (3)	10.3	10.3	10.0	10.1	10.7
Tier 1 risk-based capital (3)	11.0	10.9	10.4	10.1	10.7
Total risk-based capital (3)	13.2	12.9	11.9	11.8	12.4
_____________________
(1)

Considered a non-GAAP financial measure. See Table 10 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Annualized.
(3)	Current quarter regulatory capital ratios are estimates.

Table 2 - Average Balances/Yield/Rates

	For the Three Months Ended September 30,
	2019			2018
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,191,066	$136,332	5.31%	$8,734,337	$112,419	5.11%
ANCI portfolio	3,269,846	54,084	6.56	302,229	3,395	4.46
ACI portfolio	258,375	7,554	11.60	229,188	5,243	9.08
Total loans	13,719,286	197,970	5.72	9,265,754	121,057	5.18
Investment securities
Taxable	1,447,448	9,657	2.65	928,275	6,248	2.67
Tax-exempt (2)	203,454	1,892	3.69	213,429	2,195	4.08
Total investment securities	1,650,902	11,549	2.78	1,141,704	8,443	2.93
Federal funds sold and short-term investments	741,955	3,421	1.83	458,491	2,039	1.76
Other investments	77,605	606	3.10	54,762	675	4.89
Total interest-earning assets	16,189,748	213,546	5.23	10,920,711	132,214	4.80
Noninterest-earning assets:
Cash and due from banks	123,758			71,777
Premises and equipment	128,286			62,422
Accrued interest and other assets	1,299,244			623,842
Allowance for credit losses	(119,873)			(92,783)
Total assets	$17,621,163			$11,585,969
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$7,991,804	$31,063	1.54%	$5,175,915	$17,046	1.31%
Savings deposits	250,003	274	0.43	181,449	149	0.33
Time deposits	2,840,806	17,083	2.39	1,978,807	10,312	2.07
Total interest-bearing deposits	11,082,613	48,420	1.73	7,336,171	27,507	1.49
Other borrowings	160,066	1,005	2.49	432,279	3,673	3.37
Subordinated debentures	221,191	3,536	6.35	135,585	2,473	7.25
Total interest-bearing liabilities	11,463,870	52,961	1.83	7,904,035	33,653	1.69
Noninterest-bearing liabilities:
Demand deposits	3,456,807			2,153,097
Accrued interest and other liabilities	253,297			133,776
Total liabilities	15,173,974			10,190,908
Shareholders' equity	2,447,189			1,395,061
Total liabilities and shareholders' equity	$17,621,163			$11,585,969
Net interest income/net interest spread		160,585	3.40%		98,561	3.11%
Net yield on earning assets/net interest margin			3.94%			3.58%
Taxable equivalent adjustment:
Investment securities		(397)			(461)
Net interest income		$160,188			$98,100
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using an income tax rate of 21%.

Table 2 (Continued) - Average Balances/Yield/Rates

	For the Three Months Ended September 30, 2019			For the Three Months Ended June 30, 2019
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,191,066	$136,332	5.31%	$10,044,825	$135,946	5.43%
ANCI portfolio	3,269,846	54,084	6.56	3,586,344	55,266	6.18
ACI portfolio	258,375	7,554	11.60	290,704	10,799	14.90
Total loans	13,719,286	197,970	5.72	13,921,873	202,011	5.82
Investment securities
Taxable	1,447,448	9,657	2.65	1,500,971	10,298	2.75
Tax-exempt (2)	203,454	1,892	3.69	215,579	2,061	3.83
Total investment securities	1,650,902	11,549	2.78	1,716,550	12,359	2.89
Federal funds sold and short-term investments	741,955	3,421	1.83	597,988	2,667	1.79
Other investments	77,605	606	3.10	67,124	520	3.11
Total interest-earning assets	16,189,748	213,546	5.23	16,303,535	217,557	5.35
Noninterest-earning assets:
Cash and due from banks	123,758			111,337
Premises and equipment	128,286			128,067
Accrued interest and other assets	1,299,244			1,217,228
Allowance for credit losses	(119,873)			(106,656)
Total assets	$17,621,163			$17,653,511
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$7,991,804	$31,063	1.54%	$7,732,568	$30,195	1.57%
Savings deposits	250,003	274	0.43	251,270	245	0.39
Time deposits	2,840,806	17,083	2.39	3,379,889	20,298	2.41
Total interest-bearing deposits	11,082,613	48,420	1.73	11,363,727	50,738	1.79
Other borrowings	160,066	1,005	2.49	300,897	3,051	4.07
Subordinated debentures	221,191	3,536	6.35	140,722	2,548	7.26
Total interest-bearing liabilities	11,463,870	52,961	1.83	11,805,346	56,337	1.91
Noninterest-bearing liabilities:
Demand deposits	3,456,807			3,281,383
Accrued interest and other liabilities	253,297			234,927
Total liabilities	15,173,974			15,321,656
Stockholders' equity	2,447,189			2,331,855
Total liabilities and stockholders' equity	$17,621,163			$17,653,511
Net interest income/net interest spread		160,585	3.40%		161,220	3.45%
Net yield on earning assets/net interest margin			3.94%			3.97%
Taxable equivalent adjustment:
Investment securities		(397)			(433)
Net interest income		$160,188			$160,787
_____________________

(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using an income tax rate of 21%.

Table 3 – Loan Interest Income Detail

	Year-To-Date	For the Three Months Ended
(In thousands)	September 30, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2019
Loan Interest Income Detail
Interest income on originated loans	$408,093	$136,333	$135,946	$135,815	$122,674	$112,419
ANCI loans: interest income	143,337	43,133	49,095	51,109	4,571	3,219
ANCI loans: accretion	29,599	10,951	6,171	12,478	(273)	176
ACI loans: scheduled accretion	21,882	6,996	8,989	5,896	4,724	4,881
ACI loans: recovery income	2,821	557	1,810	453	860	362
Loan interest income	$605,732	$197,970	$202,011	$205,751	$132,556	$121,057

Originated loan yield	5.45%	5.31%	5.43%	5.61%	5.20%	5.11%
ANCI loan yield without discount accretion	5.46	5.23	5.49	5.63	5.55	4.23
ANCI loan yield on discount accretion	1.13	1.33	0.69	1.37	(0.33)	0.23
ACI loan yield without recovery income	10.32	10.74	12.40	7.93	9.81	8.65
ACI loan yield on recovery income	1.33	0.86	2.50	0.61	0.86	0.42
Total loan yield	5.86%	5.72%	5.82%	6.05%	5.32%	5.18%

Table 4 - Allowance for Credit Losses (“ACL”)

	For the Three Months Ended
(In thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Balance at beginning of period	$115,345	$105,038	$94,378	$86,151	$90,620
Charge-offs	(31,650)	(18,981)	(938)	(318)	(3,265)
Recoveries	314	361	388	123	161
Net charge-offs	(31,336)	(18,620)	(550)	(195)	(3,104)
Provision for (reversal of) credit losses	43,764	28,927	11,210	8,422	(1,365)
Balance at end of period	$127,773	$115,345	$105,038	$94,378	$86,151

(In thousands)
Allocation of Ending ACL
Originated loans	$114,441	$105,368	$96,387	$85,402	$77,137
Acquired non-credit impaired loans	1,650	1,091	1,117	1,052	817
Acquired credit impaired loans	11,682	8,886	7,534	7,924	8,197
	$127,773	$115,345	$105,038	$94,378	$86,151

Table 5 – ACL Activity by Segment

	For the Three Months Ended September 30, 2019
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Small Business	Total
As of June 30, 2019	$82,446	$13,417	$14,464	$5,018	$115,345
Provision for loan losses	36,660	4,590	1,256	1,258	43,764
Charge-offs	(29,632)	(542)	(555)	(921)	(31,650)
Recoveries	183	42	79	10	314
As of September 30, 2019	$89,657	$17,507	$15,244	$5,365	$127,773

	For the Nine Months Ended September 30, 2019
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Small Business	Total
As of December 31, 2018	$66,316	$10,452	$13,703	$3,907	$94,378
Provision for loan losses	70,611	7,893	2,702	2,695	83,901
Charge-offs	(48,093)	(880)	(1,323)	(1,272)	(51,568)
Recoveries	823	42	162	35	1,062
As of September 30, 2019	$89,657	$17,507	$15,244	$5,365	$127,773

Table 6 – Criticized Loans by Segment

	As of September 30, 2019
(Recorded Investment in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and Industrial
General C&I	$68,749	$168,054	$4,045	$240,848
Energy sector	59,504	34,645	4,988	99,137
Restaurant industry	58,406	46,707	6,676	111,789
Healthcare	29,154	4,051	—	33,205
Total commercial and industrial	215,813	253,457	15,709	484,979
Commercial Real Estate
Income producing	29,737	15,881	—	45,618
Land and development	5,906	2,362	—	8,268
Total commercial real estate	35,643	18,243	—	53,886
Consumer
Residential real estate	115	10,158	—	10,273
Other	—	16	—	16
Total consumer	115	10,174	—	10,289
Small Business Lending	5,984	16,753	—	22,737
Total	$257,555	$298,627	$15,709	$571,891

Table 6 (Continued) – Criticized Loans by Segment

	As of June 30, 2019
(Recorded Investment in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and Industrial
General C&I	$68,091	$64,505	$42,514	$175,110
Energy sector	—	17,464	6,485	23,949
Restaurant industry	76,552	46,614	2,142	125,308
Healthcare	5,250	4,260	—	9,510
Total commercial and industrial	149,893	132,843	51,141	333,877
Commercial Real Estate
Income producing	15,113	19,352	—	34,465
Land and development	4,978	1,853	—	6,831
Total commercial real estate	20,091	21,205	—	41,296
Consumer
Residential real estate	118	8,110	—	8,228
Other	—	301	—	301
Total consumer	118	8,411	—	8,529
Small Business Lending	5,884	18,941	—	24,825
Total	$175,986	$181,400	$51,141	$408,527

Table 7 – Nonperforming Assets

	As of September 30, 2019
(Recorded Investment in thousands)	Originated	ANCI	ACI	Total
Nonperforming loans ("NPLs"):
Commercial and industrial	$86,123	$6,520	$—	$92,643
Commercial real estate	—	1,215	5,640	6,855
Consumer	1,969	3,325	—	5,294
Small business	665	2,669	—	3,334
Total NPLs	88,757	13,729	5,640	108,126
Foreclosed OREO and other NPAs	5,195	—	1,536	6,731
Total nonperforming assets ("NPAs")	$93,952	$13,729	$7,176	$114,857
NPLs as a percentage of total loans	0.65%	0.10%	0.04%	0.79%
NPAs as a percentage of loans plus OREO/other NPAs	0.69%	0.10%	0.05%	0.84%
NPAs as a percentage of total assets	0.53%	0.08%	0.04%	0.64%
Total accruing loans 90 days or more past due	$70	$565	$23,852	$24,487

Table 7 (Continued) – Nonperforming Assets

	As of June 30, 2019
(Recorded Investment in thousands)	Originated	ANCI	ACI	Total
Nonperforming loans ("NPLs"):
Commercial and industrial	$103,379	$—	$—	$103,379
Commercial real estate	—	—	—	—
Consumer	589	2,353	—	2,942
Small business	599	1,835	—	2,434
Total NPLs	104,567	4,188	—	108,755
Foreclosed OREO and other NPAs	5,448	9	2,255	7,712
Total nonperforming assets ("NPAs")	$110,015	$4,197	$2,255	$116,467
NPLs as a percentage of total loans	0.77%	0.03%	0.00%	0.80%
NPAs as a percentage of loans plus OREO/other NPAs	0.81%	0.03%	0.02%	0.85%
NPAs as a percentage of total assets	0.63%	0.02%	0.01%	0.66%
Accruing 90 days or more past due	$501	$1,065	$29,808	$31,374

Table 8 -Noninterest Income

	For the Three Months Ended
(In thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Noninterest Income
Investment advisory revenue	$6,532	$5,797	$5,642	$5,170	$5,535
Trust services revenue	4,440	4,578	4,335	4,182	4,449
Service charges on deposit accounts	5,462	4,730	5,130	3,856	3,813
Credit-related fees	5,960	5,341	4,870	5,191	3,549
Payroll processing revenue	1,196	1,161	1,419	-	-
Bankcard fees	2,061	2,279	2,213	1,073	1,078
SBA income	2,216	1,415	1,449	-	-
Mortgage banking revenue	1,079	674	579	398	747
Other service fees	1,700	1,907	2,104	1,347	1,319
Total service fees and revenue	30,646	27,882	27,741	21,217	20,490
Securities gains (losses), net	775	938	(12)	(54)	2
Other	3,221	2,902	2,935	(156)	3,484
Total other noninterest income	3,996	3,840	2,923	(210)	3,486
Total noninterest income	$34,642	$31,722	$30,664	$21,007	$23,976

Table 9 -Noninterest Expenses

	For the Three Months Ended
(In thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Noninterest Expenses
Salaries and employee benefits	$51,904	$53,660	$53,471	$43,495	$35,790
Premises and equipment	10,913	11,148	10,958	8,212	7,544
Merger related expenses	1,010	4,562	22,000	2,049	178
Intangible asset amortization	6,025	5,888	6,073	598	650
Data processing	3,641	3,435	2,594	2,117	1,989
Consulting and professional fees	2,621	1,899	2,229	3,675	4,266
Loan related expenses	(921)	1,740	910	1,424	821
FDIC insurance	527	1,870	1,752	1,230	1,237
Communications	1,425	1,457	998	684	682
Advertising and public relations	1,368	1,104	781	928	679
Legal expenses	500	645	158	395	242
Other	15,270	13,122	11,516	7,889	7,153
Total noninterest expenses	$94,283	$100,529	$113,440	$72,697	$61,231

Table 10 - Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Efficiency ratio
Noninterest expenses (numerator)	$94,283	$100,529	$113,440	$72,697	$61,231
Net interest income	$160,187	$160,787	$169,289	$103,146	$98,100
Noninterest income	34,642	31,722	30,664	21,007	23,976
Operating revenue (denominator)	$194,829	$192,509	$199,953	$124,153	$122,076
Efficiency ratio	48.39%	52.22%	56.73%	58.55%	50.16%
Adjusted efficiency ratio
Noninterest expenses	$94,283	$100,529	$113,440	$72,697	$61,231
Less: Merger related expenses	1,010	4,562	22,000	2,049	178
Less: Secondary offerings expenses	—	—	—	—	2,022
Plus: Specially designated bonuses	—	—	—	9,795	—
Adjusted noninterest expenses (numerator)	$93,273	$95,967	$91,440	$60,853	$59,031
Net interest income	$160,187	$160,787	$169,289	$103,146	$98,100
Noninterest income	34,642	31,722	30,664	21,007	23,976
Plus: revaluation of receivable from sale of insurance assets	—	2,000	—	—	—
Less: gain on sale of acquired commercial loans	—	1,514	—	—	—
Less: securities gains (losses), net	775	938	(12)	(54)	2
Adjusted noninterest income	33,867	31,270	30,676	21,061	23,974
Adjusted operating revenue (denominator)	$194,054	$192,057	$199,965	$124,207	$122,074
Adjusted efficiency ratio	48.07%	49.97%	45.73%	48.99%	48.36%
Tangible common equity ratio
Shareholders’ equity	$2,475,944	$2,426,072	$2,302,823	$1,438,274	$1,414,826
Less: goodwill and other intangible assets, net	(597,488)	(595,605)	(598,674)	(314,400)	(314,998)
Tangible common shareholders’ equity	1,878,456	1,830,467	1,704,149	1,123,874	1,099,828
Total assets	17,855,946	17,504,005	17,452,911	12,730,285	11,759,837
Less: goodwill and other intangible assets, net	(597,488)	(595,605)	(598,674)	(314,400)	(314,998)
Tangible assets	$17,258,458	$16,908,400	$16,854,237	$12,415,885	$11,444,839
Tangible common equity ratio	10.88%	10.83%	10.11%	9.05%	9.61%
Tangible book value per share
Shareholders’ equity	$2,475,944	$2,426,072	$2,302,823	$1,438,274	$1,414,826
Less: goodwill and other intangible assets, net	(597,488)	(595,605)	(598,674)	(314,400)	(314,998)
Tangible common shareholders’ equity	$1,878,456	$1,830,467	$1,704,149	$1,123,874	$1,099,828
Common shares outstanding	128,173,765	128,798,549	128,762,201	82,497,009	83,625,000
Tangible book value per share	$14.66	$14.21	$13.23	$13.62	$13.15

Table 10 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Return on average tangible common equity
Average common equity	$2,447,189	$2,331,855	$2,241,652	$1,412,643	$1,395,061
Less: average intangible assets	(598,602)	(597,772)	(602,446)	(314,759)	(315,382)
Average tangible common shareholders’ equity	$1,848,587	$1,734,083	$1,639,206	$1,097,884	$1,079,679
Net income	$43,986	$48,346	$58,201	$32,325	$47,136
Plus: intangible asset amortization	4,620	4,515	4,628	459	498
Tangible net income	$48,606	$52,861	$62,829	$32,784	$47,634
Return on average tangible common equity(1)	10.43%	12.23%	15.54%	11.85%	17.50%
Adjusted return on average tangible common equity
Average tangible common shareholders’ equity	$1,848,587	$1,734,083	$1,639,206	$1,097,884	$1,079,679
Tangible net income	$48,606	$52,861	$62,829	$32,784	$47,634
Non-routine items:
Plus: merger related expenses	1,010	4,562	22,000	2,049	178
Plus: secondary offerings expenses	—	—	—	—	2,022
Plus: specially designated bonuses	—	—	—	9,795	—
Plus: revaluation of receivable from sale of insurance assets	—	2,000	—	—	—
Less: gain on sale of acquired commercial loans	—	1,514	—	—	—
Less: securities gains (losses), net	775	938	(12)	(54)	2
Tax expense:
Less: income tax effect of tax deductible non-routine items	55	958	4,694	2,648	34
Total non-routine items, after tax	180	3,152	17,318	9,250	2,164
Adjusted tangible net income available to common shareholders	$48,786	$56,012	$80,146	$42,034	$49,798
Adjusted return on average tangible common equity(1)	10.47%	12.96%	19.83%	15.19%	18.30%
Adjusted return on average assets
Average assets	$17,621,163	$17,653,511	$17,634,267	$12,249,819	$11,585,969
Net income	$43,986	$48,346	$58,201	$32,325	$47,136
Return on average assets	0.99%	1.10%	1.34%	1.05%	1.61%
Net income	$43,986	$48,346	$58,201	$32,325	$47,136
Total non-routine items, after tax	180	3,152	17,318	9,250	2,164
Adjusted net income	$44,166	$51,497	$75,519	$41,575	$49,300
Adjusted return on average assets(1)	0.99%	1.17%	1.74%	1.35%	1.69%
Adjusted diluted earnings per share
Diluted weighted average common shares outstanding	128,515,274	129,035,553	130,549,319	83,375,485	84,660,256
Net income allocated to common stock	$43,849	$48,176	$58,028	$32,293	$47,080
Total non-routine items, after tax	180	3,152	17,318	9,250	2,164
Adjusted net income allocated to common stock	$44,029	$51,328	$75,346	$41,543	$49,244
Adjusted diluted earnings per share	$0.34	$0.40	$0.58	$0.50	$0.58
Adjusted pre-tax, pre-provision net earnings
Income before taxes	$56,782	$63,053	$75,303	$43,034	$62,210
Plus: Provision for credit losses	43,764	28,927	11,210	8,422	(1,365)
Plus: Total non-routine items before taxes	235	4,110	22,012	11,898	2,198
Adjusted pre-tax, pre-provision net earnings	$100,780	$96,090	$108,525	$63,354	$63,043
(1)	Annualized.